Putnam Arizona Tax Exempt Income Fund, November 30, 2009, semiannual report

Shareholder meeting results (unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustee was elected, as follows

      				Votes for 		Votes withheld

Ravi Akhoury 			6,538,148 		130,993
Jameson A. Baxter 		6,542,559 		126,582
Charles B. Curtis 		6,541,033 		128,108
Robert J. Darretta 		6,538,523 		130,618
Myra R. Drucker 		6,539,604 		129,537
John A. Hill 			6,542,184 		126,957
Paul L. Joskow 			6,542,559 		126,582
Elizabeth T. Kennan 		6,542,559 		126,582
Kenneth R. Leibler 		6,539,980 		129,161
Robert E. Patterson 		6,542,559 		126,582
George Putnam, III 		6,542,559 		126,582
Robert L. Reynolds 		6,542,559 		126,582
W. Thomas Stephens 		6,542,559 		126,582
Richard B. Worley 		6,539,604 		129,537

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows

Votes 			Votes 		Abstentions 	Broker
For			against				non votes

4,120,184 		86,669 		168,151 	2,294,137

All tabulations are rounded to the nearest whole number.